Exhibit 16.1

Series Name	Underlying Asset	REG A/ REG D	Share Price	Shares Sold In Prior 12 Months	Total Consideration
Series Bajan Bashert	Bajan Bashert	REG D	$10,000	16	$160,000.00
Series Celestial Moon	Celesial Moon	REG D	$11,500	19	$218,500.00
Series Classic Colt Package	Multiple	REG D	$14,238	40	$569,520.00
Series Crown It '21	Normandy Queen	REG D	$14,500	15	$217,500.00
Series Edge Racing Summer Fun-d	Multiple	REG D	$5,000	1	$5,000.00
Series Elarose 21	Secret Crush	REG A	$64	9993	$639,552.00
Series Enchante 21	Simply Enchanting	REG A	$99	5922	$586,278.00
Series Gentleman Gerry '20	Gentleman Gerry	REG D	$7,750	1	$7,750.00
Series Helicopter Money	Helicopter Money	REG A	$67	2983	$199,861.00
Series High Speed Goldie	Flamekeeper	REG D	$10,000	3	$30,000.00
Series I'm a Looker 20	Pioneer Prince	REG A	$145	3993	$578,985.00
Series Kindle 21	A Day to Remember	REG A	$71	5487	$389,577.00
Series Mo Temptation	Mo Temptation	REG A	$87	3490	$303,630.00
Series Moonbow 20	Cumberland Falls	REG A	$86	2492	$214,312.00
Series More than Magic	Time is Magic	REG D	$15,000	10	$150,000.00
Series My Fast One 20	One Fast Dream	REG A	$165	1993	$328,845.00
Series One Last Night 21	h-one-last-night-21	REG A	$113	2955	$333,915.00
Series Our Jenny B 21	Vino Grigio	REG D	$6,000	20	$120,000.00
Series Patsy's Kim 21	Lady Blitz	REG A	$133	4983	$662,739.00
Series Sarrocchi 21	Legitify	REG A	$128	4995	$639,360.00
Series Smart Shopping 21	Seize the Grey	REG A	$127	4994	$634,238.00
Series Song of the Lark 21	Fireball Birdie	REG A	$137	2543	$348,391.00
Series Spirit 20	Phantom Ride	REG A	$84	20	$1,680.00
Series Stay Fabulous	Stay Fabulous	REG A	$124	2482	$307,768.00
Series The Royal Duet	Multiple	REG A	$202	5045	$1,019,090.00
Series Twirl Girl 21	h-twirl-girl21-5	REG D	$7,500	7	$52,500.00
Series You Make Luvin Fun 19	Magical Ways	REG A	$75	2191	$164,325.00
Totals				66,693	$8,883,316.00